Exhibit 99.1

Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call December 20, 2018

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

C O R P O R A T E P A R T I C I P A N T S

Lasse Glassen, Managing Director, Addo Investor Relations

Lyle Berman, Director, Black Ridge Acquisition Corp.

Ken DeCubellis, Chairman of the Board and Chief Executive Officer, Black Ridge Acquisition Corp.

Frank Ng, Chief Executive Officer, Ourgame International Holdings Ltd.

P R E S E N T A T I O N

Operator:

Ladies and gentlemen, welcome to Black Ridge Acquisition Corp. and Ourgame International Conference Call to discuss the merger agreement to form Allied Esports Entertainment.

I would now like to introduce Lasse Glassen, Managing Director at Addo Investor Relations. Please go ahead.

Lasse Glassen:

Thank you, Operator, and thank you all for joining us today to discuss the definitive agreement between Ourgame International and Black Ridge Acquisition Corp. to form a new company called Allied Esports Entertainment. I am joined by Lyle Berman, Director of Black Ridge Acquisition Corp., Frank Ng, Chief Executive Officer of Ourgame International, and Ken DeCubellis, Chief Executive Officer and Chairman of the Board of Black Ridge Acquisition Corp.

Yesterday afternoon, the Companies issued a news release outlining their definitive merger agreement. We have also posted an Investor Presentation that our speakers will be referencing during today’s remarks. Both documents can be found in the Investors section of Black Ridge Acquisition Corp.’s website at www.blackridgeacq.com.

Before we begin, please remember that our prepared remarks today may contain forward-looking statements regarding our proposed merger agreement and the future financial results of the new company, Allied Esports Entertainment. As a result, the speakers on this call claim the protection of the Safe Harbor provisions contained in the Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in such statements. Certain factors, among others, that could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements are included in the press release, our Investor Presentation, and other reports we file with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. The Company undertakes no obligation to update any forward-looking statement whether as a result of new information, future events, or otherwise.

Black Ridge and Ourgame, and their respective Directors and Executive Officers, may be deemed participants in the solicitation of proxies of Black Ridge stockholders in respect to the proposed transaction. Shareholders are urged to read the Proxy Statement and other relevant materials related to the merger when they become available, as they will contain important information about Black Ridge, Ourgame and the merger.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

This communication is for informational purposes only and is neither an offer to sell or purchase, nor the solicitation of an offer to buy or sell any securities, nor is this a solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the proposed transaction, or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of the applicable law.

With that, I will now turn the call over to Lyle Berman, Director of Black Ridge Acquisition Corp.

Lyle Berman:

Thank you all for listening to our presentation today. In my experience, having done the Rainforest Café, the World Poker Tour, Grand Casino, Lakes, and many others, this is the most exciting business I’ve seen. Esports is the fastest growing segment of the global entertainment market. The size of the market is huge, with 2.2 billion gamers globally. I know both teams, I have worked with them, and I have great confidence in their ability to execute and capture this opportunity.

Another point. I lived through the World Poker Tour. I only bring it up because you’re going to find that it is relevant to everything you hear today. It helped craft the strategy. It established the proof points that are applicable to a much bigger global business with esports. With the Nasdaq listing and capital from the SPAC, this is a billion-dollar business in the next couple of years.

With that said, I would like to turn it over to Ken and Frank.

Ken DeCubellis:

Thank you, Lyle. Before we begin on Slide 4, let me give a little bit of background on the SPAC. We completed the IPO in October of 2017. We currently have a little over $140 million of cash sitting in the trust account. We’ve looked at a lot of opportunities in the past year and I can tell you nothing has excited us like this opportunity.

In this transaction, we are combining the global esports entertainment assets and the World Poker Tour from Ourgame with the SPAC, creating the world’s premiere public esports company. The new company will be named Allied Esports Entertainment, will continue to be listed on Nasdaq, and will be properly capitalized to execute on a compelling growth strategy, including expanding our global property network to deliver live in-person experiences, producing esports-related content, and building an online platform. In this growth strategy, we will be leveraging off of World Poker Tour’s strategy and success, but in a significantly bigger, higher-growth market.

Let’s move on to Slide 5 now. I’d like to review the merits of the transaction here. You’ll hear the details on these themes discussed throughout the remainder of the presentation, but I just want to touch on some of the highlights here upfront.

First, esports is a very big market, with 2.2 billion gamers globally, and is growing very rapidly, with viewership forecasted to grow by nearly 14% compound annual growth rates through 2021. Unlike typical SPAC deals, there’s strategic value from the SPAC in this transaction. Lyle Berman and the SPAC Team bring decades of experience in gaming and running public companies in the U.S. Also, the capital from the SPAC trust account and Nasdaq listing will accelerate the build-out of the Company’s global esports property network, building on our first-mover advantage. As a testament to the conviction in the long-term value from this new company, the WPT and Allied Esports equity owners are rolling 100% of their equity into the new company, with a significant amount of shares deferred in an earn-out.

Esports is a big buzzword today. This is not a story about publishing games or owning teams. We are building an esports entertainment platform that is long-lasting, with barriers to entry. The Company’s strategy, built on 17 years of experience in the poker business with the World Poker Tour, is built off of three pillars: live In-Person Experiences, Multi-Platform Content and an online Interactive Services business. The difference here is the size of the market compared to poker. This is a much bigger market with higher growth rates.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

Also, this business model has high incremental margins, creating a cash flow machine. We are projected to have $23 million in EBITDA in 2020, which is only one year away, and we will be free cash flow positive, including growth capex, by the middle of 2020. As importantly, we are building a brand that is synonymous with esports which is a barrier to entry around our Company platform. Lastly, we feel the valuation for this transaction is attractive at nine times 2020 EBITDA and three times 2021 EBITDA.

The capital structure at the close of the transaction will be very conservative, with zero debt on the balance sheet. We will have the necessary capital in place to fund our growth plans, starting from revenue of $20 million in 2018 to over $300 million by 2022, and with the new online platform, CENTER, launching in 2020, there is significant upside potential to the current valuation, as we are building a multibillion-dollar company.

Moving on to Slide 6 now, just getting into some of the details on this transaction. We are issuing $118 million of stock, or 11.6 million shares, for 100% of the equity in Allied Esports and WPT Enterprises. We will also be paying down $32.5 million of net debt. There’s an additional $50 million of earn-out, paid in shares, if the stock trades above $13 per share for 30 consecutive days. Lastly, we will be issuing 3.8 million warrants to the shareholders of Allied Esports and WPT Enterprises. We expect the transaction to close at the end of the first quarter of 2019. The new company will be debt-free and, assuming no redemptions from the SPAC trust account, there will be $99 million of cash on hand at the close of the merger. We will go through the details of the pro forma financials at the end of the presentation.

This transaction reflects an enterprise value of $214 million. The valuation represents a nine times multiple on 2020 EBITDA, and in 2020, we will only have a partial year from one new flagship arena, the new flagship in Europe. 2021, with a three times multiple, is more reflective of the ongoing business, as we will have three flagship arenas operating in two years from our new online platform.

Moving on to Slide 7 and looking at some of the key team members associated with this transaction. As I mentioned earlier, this is not a typical SPAC deal, there’s real strategic value to the SPAC Team. The entire SPAC Team is staying with the new company, leveraging off of our past experiences in gaming and running high-growth public companies. Let’s not forget Lyle Berman took the World Poker Tour public in 2004, so this is really a symbiotic relationship between the two groups. Lyle will be staying on with the new-co as the Chairman of the Board and the entire BRAC Board will be on the Board of the new company, as well. I will be leading the new company as CFO. What gives us great comfort is with Frank, we have one of the world’s leading experts in online/offline experiences. He has built one of the largest online social gaming platforms in China.

I’d like to turn it to Frank now to talk a bit about his past experiences, as well.

Frank Ng:

So, personally, I’m trained as a CPA with finance and accounting background, but I have been running as a senior executive for an online game company for almost 18 years, but I think more importantly, personally, I am a very hardcore gamer. I’ve been playing video games for 35 years and I still love it.

Ken DeCubellis:

Let’s move on to Slide 8, and over the next three slides, we’ll be taking a step back just looking at some of the industry fundamentals here.

Starting at the top, considering the global entertainment industry as a whole, gaming is by far the fastest growing segment, growing at double-digit rates. These growth rates far surpass other forms of entertainment, like cinema, TV and music, and this gaming market is sizeable, with $122 billion in global revenue in 2017. What is underpinning this strong growth? Technology and the penetration of online and social platforms. Leveraging off of this is really at the core of the story you will hear today.

What is exciting for us, as we move on to the next slide, is that esports is projected to grow at double the gaming growth rates. Global esports viewership currently stands at 335 million viewers at the end of 2017, and is forecasted to eclipse 550 million viewers by 2021. It is also good to keep in mind that 80% of the global esports demographic is 35 or younger, which is a segment that is very highly coveted by consumer brands. Driven by brand investments through sponsorship, advertising and media rights deals, revenue has grown at a 42% compound annual growth rate since 2015, and is expected to continue to grow at 26% growth rates through 2021.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

I’d like Frank to give some of his perspectives on esports, as well.

Frank Ng:

Yes, I want to point out a reason, or a couple of reasons why esports is becoming so big now. I think the first reason is that games today, they are designed, making gamers to play against another human being through the Internet. So, today, playing competitively online is the norm. More importantly, publishers are making games watchable. So, when you are playing games, it is extremely easy for any gamer, through mobile or any other devices, to share their game play, so that the viewing process is much more enjoyable and viral. I think these are the two main reasons why esports has been growing so fast in the past few years and esports is becoming the mainstream entertainment for everyone now.

Ken DeCubellis:

Okay, moving on to Slide 10. The incredible thing about it is that this global esports viewership that I mentioned on the previous slide, 335 million viewers in 2017, is already outpacing the NBA, NFL, NHL and Major League Baseball. What is lagging is monetization, at only $2.00 per capita. That is where the opportunity lies. As the industry matures, with our global property network, strategy and capital from the SPAC, we are uniquely positioned to take advantage of this monetization opportunity. Think of the gap as $33 per capita just to catch up to the NBA. With global viewership of 335 million viewers, if you do the simple math, you can see that represents an $11 billion opportunity, and that is before we increase viewership to the 550 million plus expected by 2021. So, this is really just the beginning.

Also, esports is not constrained by a set number of games played, like traditional sports leagues. We should also keep in mind that in these other sports leagues, their media rights deals are primarily television broadcast rights. That coveted 35 and under demographic doesn’t watch as much TV today, they are primarily online. That is where esports is starting from. You will hear Frank speak about the strong social media and online component that really is at the core of esports. Hence, we believe $11 billion is really just the tip of the iceberg.

Okay, let’s move on to Slide 11 now. Esports is a big buzzword out there and the broader ecosystem is still being defined. Again, our story is not a story about publishing games, it is not a story about owning teams. We believe the viability of teams will come and go as the popularity of video games come and go. We think the richest opportunity is in esports entertainment and we are building a platform that is long-lasting.

As an esports entertainment company, our strategy has been built around three pillars. In-person experiences, hosting the live events at our flagship arenas around the world, where they can be viewed by a thousand folks and streamed online, where the viewership can increase to one or two million. We then produce content off of those live experiences that is delivered over multiple distribution platforms, with a big focus on social channels and live streaming. This content will increase the viewership to tens of millions. We will then convert a percentage of that viewership to our interactive services or the online platform. So, you can see here how all three pillars of our strategy work together. We’ll go through the details in a minute on the strategy and each one of these pillars, how we plan to monetize each pillar and our plans to scale the business up.

On Slide 12, I’d like to do a comparison of this strategy as deployed by the WPT for poker compared to esports. So, again, that strategy I just mentioned, In-Person Experiences, Multi-Platform Content, Interactive Services or Online, has been the strategy the World Poker Tour has effectively deployed in the poker business. Let’s run through that strategy at the WPT quickly.

In-Person Experiences: they currently run 65 poker events globally per year.

Content: they are on their 16th season of one of the longest running televisions shows in U.S. history.

Online: viewership is driven to their online platform, called ClubWPT, or to the online partnership that we have with Zynga.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

Sixty-five percent of the World Poker Tour revenue today, by the way, is derived from this last pillar, the Online business. We have an opportunity to replicate that here, but in a much bigger way. Compare the total addressable market in poker, which is approximately 40 million players globally online today, to the 2.2 billion gamers globally. And that market obviously has much higher growth than poker. That is why we are all here today.

With that, I’d like to turn it over to Frank.

Frank Ng:

Thanks, Ken. Let’s move on, and I’m going to show everyone a video that will give you a taste of what we are doing right now regarding the three pillars that we learned from WPT. Once the video is done, then Ken will resume and share with your our first pillar.

(video presentation)

Ken DeCubellis:

Okay. So, moving on now to Slide 16. The first step to building our esports brand is the live event or In-Person Experience. That is pillar one of our strategy. We built our first flagship arena in partnership with MGM at the Luxor Casino, which is one of the most visible locations on the Las Vegas Strip. That new arena opened in March of 2018. If you walk into the arena on a day that it isn’t booked for a special event, you will see between 80 and 100 PC gaming stations, two bars, and there is food available. People are often lined up outside the door to come in and rent the stations for a few hours to play their favorite video games. If you come into the facility when it is booked for a live event, like the event we had with Ninja in April, that we will review in a bit, or when it was rented by the League of Legends recently for their All-Star event, the facility can be converted into an arena that can seat up to 1,000 people.

How do we make money off of these flagship arenas? First, we host live events or rent the facility out for special events; secondly, we sell merchandise; third, for normal day-to-day foot traffic, when folks come in and rent the PC stations to play video games, we have food and beverage, as well; and we have a recently announced naming rights sponsorship with HyperX. By 2022, the flagship arena in Vegas will be making $17 million per year in revenue and has $4 million in EBITDA, as we scale up from roughly one live event per month in 2019 to two live events per month by 2022.

Moving on to Slide 17, our flagship arena has a number of unique features that you won’t find in other esports venues or multipurpose arenas. First of all, it is a physical icon in esports. Our logo is wrapped on the exterior of the Luxor Casino. It is one of the first things you see when you land in Las Vegas. As a testament of the visibility of the brand, we just signed a multiyear naming rights deal with HyperX, who provide the gaming peripherals, like headsets and microphones, to the esports industry. This deal will pay us close to $2 million per year. Secondly, the arena is custom-built for esports tournaments and has a broadcast-ready television studio to broadcast live events and also produce content. Lastly, the facility is highly scalable. Think of all the conventions running through the MGM facilities throughout the year. We have and will continue to rent out the facility for special gaming nights for these conventions. Secondly, if for some reason we need more capacity than what we can seat in the existing arena, we can leverage off of other MGM properties, such as the Mandalay Bay Convention Center or T-Mobile Center.

Let’s move on to Slide 18 now. We get approached by people all the time around the world looking to partner with us because of our brand and credibility. To take advantage of this opportunity, we have developed what we call our Affiliate Program, which consist of strategic partnerships. It works like this. A partner provides all of the capital for the arena build-out and manages the facility. We get an upfront fee of $100,000 and 4% to 6% revenue share per year, starting in year two. The importance of the Affiliate Program for us is as follows: first, it allows us to scale up very quickly, expand our global reach and continue to build our brand, driving more gamers into our ecosystem; secondly, it doesn’t cost us anything; and, finally, additional content that is produced at these affiliate arenas can be on-sold by us. Today, we have two affiliate arenas in California, five in China, and we just signed an agreement with a partner in Australia, that we recently announced.

On the right-hand side of the page, you can see this is an overview of our mobile arenas or trucks. They are 100% owned by us. We currently have one truck in the U.S. and one in Europe. They are 18-wheel, semi-trucks that expand out. They offer us and strategic partners a flexibility to tailor events based on the partners’ needs. For example, the truck was recently at the NASCAR Championship in Miami. This is just another way for us to build our brand and reach, but in a flexible manner that suits the needs of our partners.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

Moving on to Slide 19. You can see here, just starting from where we’re at today, we already have today a global reach that can’t be matched by anyone else in this industry. It starts with the flagship arena at the Luxor in Las Vegas. We have two additional affiliate arenas in California and five in China, and just announced an affiliate agreement for Australia. We have a mobile truck in the U.S. and one in Europe. We already have a significant first-mover advantage. This advantage grows even further as we deploy the SPAC capital to expand our footprint by 2022. When you look at the numbers there, you can see we’re adding two additional flagship arenas, one in Europe, likely Amsterdam or Berlin, and that arena will start in the middle of 2020, and then a third flagship arena in Asia-Pacific, we’re targeting Osaka or Seoul for that flagship, and that arena will start in the middle of 2021. Also, by 2022, we will have expanded our affiliate arenas from seven to 26 and our mobile arenas from two to eight, by building an additional six mobile trucks.

We review the revenue we’re forecasting to drive from this footprint by 2022. Think of it as follows: each flagship, the three that will be up and running, will drive $17 million in revenue by 2022 per flagship; each of the trucks will drive $1.7 million of revenue; and in total, from the affiliates, we will have about $2.6 million in revenue. So, in total here, for this pillar, which is just the first pillar of our strategy, by 2022, we are forecasting to have $67 million in revenue from this pillar alone, and will host 80 live events. That represents two events per month at each flagship, and that’s nowhere near the capacity of these arenas.

I’d also like to focus on Asia-Pacific for a second. With one new flagship arena there, we are not coming close to tapping the potential of that market, which currently has 50% of global gamers. Other mom-and-pops have announced some one-off arenas. We’ll be in a position and have the optionality to be an aggregator at this point, as well. Keep in mind, this first pillar of our three-pillar strategy will generate $23 million in EBITDA in 2022. That’s another competitive advantage for us, as it gives us a negative cost of acquisition to acquire users for our online platform.

With that, I’d like to turn it over to Frank.

Frank Ng:

Okay, thank you, Ken. What Ken has described to us is that we have already created a very robust first pillar, the ability to deliver in-person experience events around the world, which is the most fundamental element for esports. Esports starts with events. Now, we have a very scalable capability today to deliver that around the world, but the In-Person Experiences only give us the physical touchpoint, allowing us to reach thousands of people throughout the year. It is our second pillar, the Multi-Platform Content, that serves as a multiplier and accelerator that converts the physical experiences in our properties into distributable content that can capture hundreds of millions of eyeballs through digital, traditional and social platforms.

So, let’s move on to the next page, Page 21. Now, this slide will give us a highlight of how our Multi-Platform Content strategy is at work. Again, we start off with offline events at our iconic properties around the world, then we create content from these events into three different formats: first, we do live stream; then, we make post-produced episodic content; and last, we also create repackaged content, such as archive.

Each content format has its own business model and also distribution channels. Live stream is the most popular esports content format today, since it offers the best interactive experiences for gamers, and it’s also the cause of the recent audience growth in esports, but it also has limitation in creating opportunities for sponsors to participate and it offers very limited replay value. Therefore, we would like to introduce post-produced episodic content, like what we have been doing for our WPT Show on FOX for many years. Post-produced episodic content provides a much better story-telling environment and can better facilitate sponsors’ messages. It can also be created in different lanes and positioning, allowing broader distribution. Last, from the content library that we are making, we can also create many short, and yet very interesting, archives that can go viral through social media.

In summary, creating multi-format content from our high-profile events not only creates better media value in aggregate and brings in sponsorship and content sales through various distribution channels, but it also helps us to hit a much bigger audience and significantly increase the shelf life of these content products.

On the next slide, we have a more specific example, is that we did a pilot with a streamer called Ninja earlier this year in April. Ninja is a very popular streamer with millions of subscribers across his YouTube and Twitch channel, a new type of entertainers in the esports industry.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

Ken DeCubellis:

That was an incredible event. We set multiple Twitch records, over 667,000 peak concurrent viewers, 2.4 million unique viewers, and to put that number in perspective, it’s double the viewership of an NBA regular season game. If you go online to YouTube and search for the top 15 user-generated videos off of the event, the total viewership number from those top 15 videos is over 59 million views. The event propelled Ninja to number one in the world on social interactions, ahead of Christiano Ronaldo and LeBron James.

The arena had just started up, so this event was more like a beta event for us. We were still able to sell sponsorship to Purple and Red Bull for $120,000, and had an additional $45,000 of revenue from the event from B2C. Stream Hatchet, an independent third-party data analytics firm, put a valuation on the live stream component of this event at $750,000. That’s about a six times multiple over the realized monetization rate that we achieved from the evening.

Going forward, from a monetization standpoint, we are forecasting to produce three episodes of content per live event. So, by 2022, we’ll have 80 events driving 240 episodes. Each episode will sell for $150,000, plus the Company will receive an additional $70,000 in sponsorship per episode. We feel those numbers are conservative as the monetization rate is a third of the value of that Ninja event, and, again, from a capacity standpoint, the production piece of this is nowhere near the capacity of our production facilities. From this segment alone, pillar two, we will be driving $58 million of revenue in 2022. So, again, you compare that to the $67 million of revenue from pillar one, you can see here how we’re building a multibillion-dollar company.

So, Frank now will talk about the third pillar, our Interactive Services.

Frank Ng:

Okay. So, now let’s move on to the last pillar, Interactive Services. We are the first mover in building global property network to deliver scalable In-Person Experiences, our first pillar. Now, the content created from these in-person experiences can help us to reach out to millions of audiences, and that’s our second pillar. But, we know that our audiences want more, and we will provide that to them with our new online platform that we are calling, CENTER.

Let’s move on to the next slide, Page 25. So, what is CENTER? It is a downloadable application from PC and mobile phones. It is an online tournament platform as a core service, but it not only allows gamers to participate in online tournaments, but it also enables them to watch, to play and to win with top esports streamers. It is a subscription-based service, which is under development, and with a couple of very exciting patents pending, this service will launch commercially during Q1 of 2020.

Let’s move on to the next slide, Page 26. Now, CENTER subscription provides members with exclusive access to numerous unique and proprietary experiences, products and services that are not available outside of our ecosystem, and that is why we believe that there is a strong demand for CENTER, since subscribers will not only have access to our proprietary interactive content, but also they will have the opportunity to play with or against their favorite streamers, which is extremely important to them, and also they can win prizes and merchandise unique in our ecosystem, and maybe even winning trips to our flagship arenas.

But, why are we the right people to do this? First, we have an obvious competitive advantage in user acquisition, like what Ken has been describing from our first two pillars, which not only generate positive EBITDA, but, more importantly, continuously drive a massive user base to our online platform. Second, we have WPT, which not only serves as a proof point, but also it provides an immediate infrastructure needed for our execution. WPT has been around for 17 years and we truly have a very good global team in execution. Last, but not least, me, myself and my team, we have extensive experience in building online platforms. I have managed and run an online platform with 700 million users in China for 14 years of my career, and also my team, they are all coming in from this background, and we believe we can deliver a very strong online platform for the gamers in the future.

Back to you, Ken.

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Black Ridge Acquisition Corp. and Ourgame International Holdings Ltd. Announcement Conference Call, December 20, 2018

Ken DeCubellis:

Okay. So, moving on to Slide 27. We mentioned this earlier in the discussion, we are building a global platform. Gamers are online, they want an online platform like this. By 2022, we will have three flagship arenas, eight trucks and 26 affiliates, building a brand that is synonymous with esports, driving gamers into our ecosystem. We will, conservatively, hold two live events per month at our flagships, or 80 total events. Off of those events, we are producing three episodes of content, or 240 episodes in total. This generates 63 million views. To put that viewership number into context, today, the World Poker Tour, off of 40 episodes, generates 100 million views. So, we feel our viewership numbers are conservative. To get to the number of subscribers, we are using a typical 2.5% conversion rate, which, driven off of the 63 million viewers, will result in us having 1.6 million subscribers by year end 2022. You can look at the subscription rates we’re looking to charge per month. You do the math, you can see that off of this pillar, we can generate $180 million of revenue by 2022.

Let’s move on now to Slide 29, and just review here some of the financial forecasts, before we wrap up the presentation.

You can see the significant revenue and EBITDA ramp, with the Company turning EBITDA positive in a little over a year, with $23 million of EBITDA in 2020, $67 million in 2021, and over $100 million of EBITDA in 2022.

We are also growing at a very fast pace from a top line standpoint, starting at a base a little under $20 million in 2018, and ramping up to over $300 million in revenue by 2022, and you can see the breakdown by the three pillars of our strategy there in the revenue numbers.

From a capex perspective, starting in 2019, we will be putting $100 million of capital to work over the next three years to grow our in-person experiences with new flagship arenas in Europe and Asia, as well as the launch of our new online platform, CENTER.

I want to put the 2022 number into perspective. That drop-off there in 2022 is just us being conservative and measured with our growth rate. It does not reflect a drop-off in opportunity. We will have plenty of opportunity to add additional flagship arenas in those out years or become an aggregator in this industry.

The last thing I’d like to touch on in this slide is, with the capital from the SPAC trust account and forecasted EBITDA, we become cash flow positive, including growth capex, starting in the third quarter of 2020.

Slide 30 shows a breakdown of the detailed capex budget. I would highlight, for each of the two new flagship arenas, one in Europe, one in Asia, each of those cost $20 million, or $40 million in total. We will be spending about $9 million for the new mobile trucks, $28 million in content production facilities, and $10 million for the online platform.

The last thing, on Slide 31, you can see the bridge in revenue and EBITDA off of the base numbers in 2018, to where we’re forecasting to be by 2022. Working off of the revenue bridge here, just to summarize what’s been mentioned earlier in the slides, the increase in revenue off of 2018 is $60.5 million. That’s driven by the two new flagship arenas and the new mobile trucks and the growth in our affiliate network. The 240 episodes of content will drive $55 million in increased revenue and the 1.6 million subscribers to the new online platform, CENTER, will increase our revenue by $175 million.

Thank you.

Operator:

Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.

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